Exhibit 99.1

            DIAMONDROCK ANNOUNCES IT HAS ENTERED INTO AN AGREEMENT TO
                 PURCHASE THE CONRAD CHICAGO ON MICHIGAN AVENUE

    BETHESDA, Md., Aug. 11 /PRNewswire-FirstCall/ -- DiamondRock Hospitality Company ("DiamondRock") (NYSE: DRH) today announced that it has entered into a definitive binding agreement to acquire the 311-room Conrad Chicago Hotel. The hotel will be acquired for a purchase price of $117.5 million, and is expected to close late in the year. The purchase price represents 11.9 times our projected 2007 hotel earnings before interest, taxes, depreciation and amortization (or "EBITDA"). The luxury hotel was newly built and opened under another brand in 2001. It has some of the largest guestrooms in the city at an average of over 420 square feet. In connection with the rebranding of the hotel to the Conrad Chicago, which officially occurred in June, the hotel is undergoing a $5 million upgrade, including the latest technology such as 42-inch plasma televisions, wireless internet and Hi-Fi Bose 3-2-1 entertainment centers.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20040708/DCTH028 )

    "This was an attractive opportunity to acquire a luxury hotel in a tremendous location on Chicago's Magnificent Mile. It is our second acquisition this year in downtown Chicago, which is showing incredible strength this year and is earlier in the recovery then many other major markets. We remain bullish on the market. This acquisition also improves our overall portfolio. After completing this transaction, DiamondRock will have more than 50% of its earnings coming from the high growth markets of New York, Chicago and Los Angeles," commented William W. McCarten, Chairman and Chief Executive Officer of DiamondRock.

    "This five year old luxury hotel with its prime location and recent affiliation with Conrad, Hilton's luxury brand, has tremendous upside. The hotel's proximity to Chicago's financial center and the amenities of Chicago's Magnificent Mile make the hotel an attractive destination for both weekday and weekend demand. The hotel's excellent meeting space makes it competitive for Chicago's high end group customer as well. We are very excited to work together with the Hilton organization to make this hotel a flagship for the Conrad brand and a financial flagship for DiamondRock's investors," added John Williams, President and Chief Operating Officer of DiamondRock.

    This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as "believe," "expect," "intend," "project," and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward- looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward- looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness; relationships with property managers; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs. Although the Company believes the expectations reflected in such forward- looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward- looking statement to conform the statement to actual results or changes in the Company's expectations.

Reconciliation of Net Income to 2007B EBITDA

                             2007B
                         -------------
Estimated Net Income     $    (100,000)
Income Taxes                   250,000
Depreciation Expense         4,500,000
Interest Expense             5,225,000
                         -------------
Estimated EBITDA         $   9,875,000
                         =============

    EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels' financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

    DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner and acquirer of premium hotel properties. After the acquisition of the Conrad Chicago, DiamondRock will own 18 hotels with 7,989 rooms. The Company has a strategic acquisition sourcing relationship with Marriott International. For further information, please visit the DiamondRock's website at http://www.drhc.com.

SOURCE  DiamondRock Hospitality Company
    -0-                             08/11/2006
    /CONTACT:  Mark W. Brugger of DiamondRock Hospitality Company,
+1-240-744-1150/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20040708/DCTH028
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.drhc.com /
    (DRH)